Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BIOVERATIV INC.

Pursuant to the General Corporation Law
of the State of Delaware

Bioverativ Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The original Certificate of Incorporation of Bioverativ Inc. was filed with the Secretary of State of Delaware on August 4, 2016.

SECOND: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL, and amends and restates the provisions of the Corporation’s Certificate of Incorporation.

THIRD: The text of the Corporation’s Certificate of Incorporation so adopted is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of this Corporation is Bioverativ Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, 19808.  The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

(A)          Classes of Stock. This Corporation is authorized to issue two classes of capital stock of the Company to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is [•] [(•)] shares. [•] [(•)] shares shall be Common Stock, par value $0.001 per share, and [•] [(•)] shares shall be Preferred Stock, par value $0.001 per share.

(B)          Common Stock.

1.             Ranking.  The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock of any series as may be designated by the board of directors upon any issuance of Preferred Stock of any series.

2.             Voting.  Each share of Common Stock shall entitle the holder thereof to one vote in person or by proxy for each share on all matters on which such stockholders are entitled to vote.  Except as expressly set forth in the applicable Certificate of Designations with respect to any such series of Preferred Stock or as otherwise is required by applicable law, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon.

3.             Dividend Rights.  The holders of shares of Common Stock shall be entitled to receive ratably such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the board of directors in its sole discretion from time to time out of assets or funds of the Corporation legally available therefor, subject to any preferential rights of any then outstanding Preferred Stock and any other provisions of this Certificate of Incorporation, as may be amended from time to time.

4.             Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, holders of Common Stock shall be entitled to receive all remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them and subject to any preferential rights of any then outstanding Preferred Stock.

5.             No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

6.             No Cumulative Voting. The holders of shares of Common Stock shall not have cumulative voting rights.

7.             Recapitalization.  Upon this Certificate of Incorporation of the Corporation becoming effective at [•] on [•],[•], the date of filing with the Secretary of State of the State of Delaware, pursuant to the DGCL (the “Effective Time”), the One Thousand (1,000) shares of Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time, shall be reclassified by subdividing and thereafter constitute [•] shares of Common Stock.

(C)          Preferred Stock.

The board of directors is hereby expressly authorized to provide for the issuance of all or any shares of Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (d) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments, all as may be stated in such resolution or resolutions.

ARTICLE V

In furtherance and not in limitation of the powers conferred by law, the board of directors is expressly authorized and empowered, without the assent or vote of the stockholders of the Corporation, to amend, supplement or repeal the bylaws of the Corporation by the requisite affirmative vote of directors as set forth in the bylaws of the Corporation; provided, however, that the stockholders may change or repeal any bylaw adopted by the board of directors by the requisite affirmative vote of stockholders as set forth in the bylaws of the Corporation; and, provided further, that no amendment or supplement to the bylaws of the Corporation adopted by the board of directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

ARTICLE VI

The business and affairs of the Corporation shall be managed by or under the direction of the board of directors.  Subject to the rights of any series of Preferred Stock then outstanding, the number of directors of the Corporation shall be fixed exclusively by, or in the manner provided in, the bylaws of the Corporation.  In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the board of directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and any bylaws of the Corporation; provided, however, that no bylaws of the Corporation hereafter adopted shall invalidate any prior act of the board of directors which would have been valid if such bylaws had not been adopted.

ARTICLE VII

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide. Directors shall hold office for a term ending on the date of the next annual meeting of stockholders following their election and until their successors shall have been elected and qualified, subject to their earlier resignation, removal from office, death or incapacity.

ARTICLE VIII

The Corporation is to have perpetual existence.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

ARTICLE X

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.

ARTICLE XI

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability as a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after approval of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

ARTICLE XII

To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others. Any repeal or modification of any of the foregoing provisions of this Article XII shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

ARTICLE XIII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or (d) any action asserting a claim governed by the internal affairs doctrine; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunction and specific performance, to enforce the forgoing provisions.

ARTICLE XIV

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this [•] day of [•], [•].

BIOVERATIV INC.

By:
	Name:	John G. Cox
	Title:	Chief Executive Officer